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                    [LONG ISLAND FINANCIAL CORP. LETTERHEAD]



                      LONG ISLAND FINANCIAL CORP. ANNOUNCES
                               QUARTERLY DIVIDEND



ISLANDIA, NEW YORK, August 24, 2005 - Douglas C. Manditch, President and Chief Executive Officer of Long Island Financial Corp. (NASDAQ/NMS: LICB), announced today that the Board of Directors declared a quarterly dividend of $.12 per common share, payable on November 16, 2005 to stockholders of record on November 1, 2005. In making the announcement, Mr. Manditch noted that the Board had conformed the dividend record and payment dates in accordance with the Agreement and Plan of Merger (the "Merger Agreement") between Long Island Financial Corp. and New York Community Bancorp dated August 1, 2005. Additional information concerning the Merger Agreement can be found in the Form 8-K filed by the Company on August 3, 2005.

Long Island Financial Corp. is the holding company for Long Island Commercial Bank, a New York state-chartered commercial bank, which provides commercial and consumer banking services through twelve offices located in Islandia, Babylon, Smithtown, Westbury, Jericho, Shirley, Ronkonkoma, Melville, Central Islip, Deer Park, Hauppauge and Bay Ridge-Brooklyn. Long Island Financial Corp. had approximately $539 million in assets at June 30, 2005. Harvey Auerbach serves as Chairman of the Board.

This press release does not constitute an offer of securities. The proposed transaction will be submitted to Long Island Financial Corp.'s stockholders for their consideration. New York Community Bancorp, Inc. will file a registration statement containing a proxy statement/prospectus that will be sent to Long Island Financial Corp.'s stockholders, and other relevant documents concerning the proposed transaction, with the U.S. Securities and Exchange Commission (the "SEC"). Long Island Financial Corp. will file relevant documents concerning the proposed transaction with the SEC. WE URGE INVESTORS TO READ THE REGISTRATION STATEMENT CONTAINING THE PROXY STATEMENT/PROSPECTUS, AND ANY OTHER RELEVANT DOCUMENTS TO BE FILED WITH THE SEC, BECAUSE THEY CONTAIN IMPORTANT INFORMATION.

Investors will be able to obtain these documents free of charge at the SEC's web site (www.sec.gov). In addition, documents filed with the SEC by New York Community Bancorp, Inc. will be available free of charge from the Investor Relations Department, New York Community Bancorp, Inc., 615 Merrick Avenue, Westbury, New York 11590.

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Documents filed with the SEC by Long Island Financial Corp. will be available free of charge from the Corporate Secretary, Long Island Financial Corp., 1601 Veterans Memorial Highway, Suite 120, Islandia, New York 11749.

The directors, executive officers, and certain other members of management of Long Island Financial Corp. may be soliciting proxies in favor of the transaction from the company's shareholders. For information about these directors, executive officers, and members of management, shareholders are asked to refer to the most recent proxy statement issued by the company, which is available on its web site and at the address provided in the preceding paragraph.


CONTACT:
Douglas C. Manditch
President & CEO
LONG ISLAND FINANCIAL CORP.
1601 Veterans Memorial Highway, Suite 120
Islandia, New York 11749
Voice: (631) 348-0888   Fax: (631) 348-0830
WWW.LICB.COM